EXHIBIT 99.1

MercadoLibre, Inc. Reports Second Quarter Financial Results

61.5 million Sold Items, up 41.0%, 52.1 million Total Payment Transactions, up 63.3%

Net Revenues of $316.5 million, growing 58.5% in USD, 64.7% on an FX neutral basis

Net Income of $5.3million, resulting in EPS of $0.12

BUENOS AIRES, Argentina, Aug. 03, 2017 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com), Latin America's leading e-commerce technology company, today reported financial results for the second quarter ended June 30, 2017.

Pedro Arnt, Chief Financial Officer of MercadoLibre, Inc., commented, “This first half has marked the initial stages of the deployment of our free shipping and loyalty programs, meaningfully improving and deepening the already powerful value proposition that we offer our buyers. We believe that our sustained focus on consumer centered efforts such as these will foster the ongoing switch from offline buying to online buying. This in turn should serve as a catalyst for Mercado Libre´s sustained growth, as we gain scale advantages and benefit from a leadership position within an accelerating e-commerce market.”

Second Quarter 2017 Business Highlights

  Gross Merchandise Volume continues to grow and reached $2,722.4 million, a 35.8% increase in USD and a 55.6 % increase on an FX neutral basis.
  Items sold during the second quarter reached an all-time high of 61.5 million units, a 41.0% year-over-year increase. Mexico was the a highlight, as it accelerated for the seventh consecutive quarter reaching a multi-year high of  95.4% year on year, followed by Brazil which also accelerated unit growth to 56.5% year on year versus the second quarter of 2016.
  Total payment transactions through Mercado Pago increased 63.3% to 52.1 million year-over-year. Total payment volume processed over $3 billion dollars, ending the quarter with $3,152.0 million, a year-over-year growth of 73.5% in USD and 76.1% on an FX neutral basis.
  Mercado Envíos shipped over 54% of all units sold on Mercado Libre. Mexico was a highlight this quarter as unit shipped increased 287% to 3.6 million units versus 1 million a year ago.
  Leveraging Mercado Pago’s technology and Mercado Libre’s unique marketplace data to score their merchant base´s creditworthiness, the Company announced the launch of Mercado Crédito, an online platform for lending and advancing cash to merchants in Brazil and Argentina with encouraging results.
  During the second quarter, classifieds listings increased 114% year-over-year to an all-time high of to 4.1 million.
  Mobile engagement continues to grow, representing 43% of our GMV in the second quarter.

Second Quarter 2017 Financial Highlights

  Net revenues for the second quarter were $316.5 million, a year-over-year increase of 58.5% in USD and 64.7% on an FX neutral basis.
  Marketplace revenues grew 73.7% in USD, and 85.2% on an FX neutral basis, while non-marketplace revenues grew 38.7% in USD and 33.8% on an FX neutral basis compared to 41.3% last year in USD. The main contributor for this deceleration is explained by our contraction in shipping revenues due to our free shipping initiatives in Brazil and Mexico.
  Gross profit for the second quarter of 2017 was $171.6 million with a margin of 54.2%, compared to 63.3% in the second quarter of 2016. Most of the margin compression is as the result of an increase in costs of providing free shipping in Mexico and Brazil.
  The company adopted the DICOM floating exchange rate in Venezuela as of June 1, 2017. As of such date, the DICOM Exchange rate was 2640 BsF per U.S. dollar as compared to 709BsF per U.S dollar using the SIMADI exchange at the end of the first quarter. As a result, the company recorded a $24.8 million loss in the quarter that includes: an impairment charge on long-lived assets of $2.8 million and a forex loss of $22.0 million, which was partially offset by deferred income tax gains of $3.2 million dollars.
  Total operating expenses were $141.5 million, up 50.4% year-over-year. As a percentage of revenues, operating expenses were 44.7% versus 47.1% in the second quarter of 2016.
  Income from operations was $30.0 million, down 6.7% year-over-year. As a percentage of revenues, income from operations was 9.5%, versus 16.1% during the same period in 2016.
  Interest income grew 32.5% year-over-year to $10.6 million.
  The company incurred $6.5 million dollars in financial expenses in the second quarter of 2017.
  Net income before taxes was $12.4 million, down 56.0% year-over-year.
  Income tax expense was $7.1 million during the second quarter, yielding a blended tax rate for the period of 57.2%
  Net income as reported for the second quarter was $5.3 million dollars, resulting in basic net income per share of 12 cents.
  Net cash provided by operating activities was $121.6 million. Free cash flow, defined as cash from operating activities less payment for the acquisition of property, equipment, intangible assets, advances for property and equipment net of financial liabilities and payment for acquired businesses net of cash acquired, was $99.8 million. *
  Excluding the impact of the Venezuelan write-offs that occurred during the second quarter of 2016 and 2017, total operating expenses would have been $138.7 million, or 43.8% of net revenues versus 40.3% in last year’s second quarter. Net income would have been $26.9 million dollars, a margin of 8.5%, and earnings per share of 61 cents, vs 16.4% and 74 cents a year ago respectively*.

(*) See note on “Non-GAAP Financial Measures”

Second Quarter 2017 Corporate Highlights

  On July 31, 2017, the Board of Directors approved a quarterly cash dividend of  $0.150 per share on our outstanding shares of common stock. This quarterly dividend is payable on October 16, 2017 to stockholders of record as of the close of business on September 30, 2017.

The following table summarizes certain key performance metrics for the three months ended June 30, 2017 and 2016.

	Three months ended June 30, (in MM)
	2016	2017	%YoY	%YoY Local Currency
Total confirmed registered users at the end of period	158.6	191.2	20.6%
New confirmed registered users during the period	7.0	9.0	27.3%
Gross merchandise volume	$2,004.7	$2,722.4	35.8%	55.6%
Number of successful items sold	43.7	61.5	41.0%
Number of successful items shipped	20.3	33.4	64.7%
Total payment volume	$1,816.9	$3,152.0	73.5%	76.1%
Total volume of payments on marketplace	$1,335.4	$2,201.6	64.9%
Tota payments transactions	$31.9	$52.1	63.3%
Unique Buyers	11.9	14.6	23.4%
Unique Sellers	3.7	4.2	14.2%

(*) The table above may not total due to rounding.

Table of Year-on-Year Local Currency Revenue Growth Rates by Quarter

	YoY Growth rates
Consolidated Net Revenues
	Q2'16	Q3'16	Q4'16	Q1'17	Q2'17
Brazil	61%	62%	64%	66%	60%
Argentina	89%	68%	60%	58%	44%
Mexico	35%	36%	29%	55%	80%
Venezuela	185%	152%	199%	291%	353%
Others	30%	33%	42%	36%	34%
Total	73%	66%	68%	79%	65%

Table of Year-on-Year USD Revenue Growth Rates by Quarter

	YoY Growth rates
Consolidated Net Revenues
	Q2'16	Q3'16	Q4'16	Q1'17	Q2'17
Brazil	41%	76%	92%	106%	75%
Argentina	19%	4%	4%	48%	30%
Mexico	15%	19%	8%	40%	76%
Venezuela	31%	-22%	-10%	19%	90%
Others	14%	33%	46%	47%	39%
Total	29%	37%	42%	74%	59%

Conference Call and Webcast

The Company will host a conference call and audio webcast on August 3rd, 2017 at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing +(970) 315-0420 or +(877) 303-7209 (Conference ID 58231198) and requesting inclusion in the call for Mercado Libre. The live conference call can be accessed via audio webcast at the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics
Blended tax rate – Defined as income and asset tax expense as a percentage of income before income and assets tax.

Free Cash Flow – Defined as cash flows from operating activities less payment and advances for the acquisition of property, equipment, intangible assets net of financial liabilities and payment for acquired business net of cash acquired.

Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2016 and applying it to the corresponding months in the current year, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding motor vehicles, vessels, aircraft, real estate, and services.

Total payment transactions – Measure of the number of all transactions completed using Mercado Pago.

Total volume of payments on marketplace - Measure of the total U.S. dollar sum of all marketplace transactions paid for using Mercado Pago, excluding shipping and financing fees.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago.

Items sold – Measure of the number of items sold/purchased through the Mercado Libre Marketplace.

Items shipped- Measure of the number of items that were shipped through our shipping service.

Local Currency Growth Rates – Refer to FX Neutral definition.

Net income margin – Defined as net income as a percentage of net revenues.

New confirmed registered users – Measure of the number of new users who have registered on the Mercado Libre platform (including Mercado Pago) and confirmed their registration. Since July’12, registration and confirmation take place in the same step of the registration flow.

Operating margin – Defined as income from operations as a percentage of net revenues.

Total confirmed registered users – Measure of the cumulative number of users who have registered on the Mercado Libre platform (including Mercado Pago) and confirmed their registration. Since July ’12, registration and confirmation take place in the same step of the registration flow.

Unique Buyers – New or existing buyers with at least one purchase made in the period.

Unique Sellers – New or existing sellers with at least one sale made in the period.

About Mercado Libre

Founded in 1999, Mercado Libre is Latin America's leading e-commerce technology company. Through its primary platforms, Mercado Libre.com and Mercado Pago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods and services online.

Mercado Libre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in the major countries in which it operates according to metrics provided by comScore Networks.  The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007.

For more information about the Company visit: http://investor.mercadolibre.com.

The Mercado Libre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Consolidated balance sheets
(In thousands of U.S. dollars, except par value)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$382,791	$234,140
Short-term investments	206,165	253,321
Accounts receivable, net	24,733	25,435
Credit cards receivables, net	265,212	307,904
Loans receivable, net	25,290	6,283
Prepaid expenses	9,570	15,060
Inventory	1,034	1,103
Other assets	43,390	26,215
Total current assets	958,185	869,461
Non-current assets:
Long-term investments	186,322	153,803
Property and equipment, net	130,594	124,261
Goodwill	94,118	91,797
Intangible assets, net	25,359	26,277
Deferred tax assets	58,065	45,017
Other assets	58,795	56,819
Total non-current assets	553,253	497,974
Total assets	$1,511,438	$1,367,435
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$154,423	$105,106
Funds payable to customers	425,609	370,693
Salaries and social security payable	47,512	48,898
Taxes payable	22,084	27,338
Loans payable and other financial liabilities	18,240	11,583
Other liabilities	1,545	6,359
Dividends payable	6,624	6,624
Total current liabilities	676,037	576,601
Non-current liabilities:
Salaries and social security payable	19,179	16,173
Loans payable and other financial liabilities	306,706	301,940
Deferred tax liabilities	37,696	34,059
Other liabilities	12,805	9,808
Total non-current liabilities	376,386	361,980
Total liabilities	$1,052,423	$938,581

Equity:

Common stock, $0.001 par value, 110,000,000 shares authorized,
44,157,364 shares issued and outstanding at June 30,
2017 and December 31, 2016, respectively	$44	$44
Additional paid-in capital	137,982	137,982
Retained earnings	591,227	550,641
Accumulated other comprehensive loss	(270,238)	(259,813)
Total Equity	459,015	428,854
Total Liabilities and Equity	$1,511,438	$1,367,435

Consolidated statements of cash flows
(In thousands of U.S. dollars, except par value)

	Six Months Ended June 30
	2017	2016

Cash flows from operations:
Net income	$53,834	$46,105
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized Devaluation Loss, net	25,502	5,162
Impairment of Long-Lived Assets	2,837	13,717
Depreciation and amortization	19,083	13,178
Accrued interest	(10,930)	(7,918)
Non cash interest and convertible bonds amortization of debt discount and amortization of debt issuance costs	4,798	4,705
LTRP accrued compensation	22,068	10,126
Deferred income taxes	(10,451)	(1,981)
Changes in assets and liabilities:
Accounts receivable	(5,165)	(2,833)
Credit Card Receivables	34,161	(78,334)
Prepaid expenses	5,462	9
Inventory	102	(637)
Other assets	(22,074)	(7,704)
Accounts payable and accrued expenses	33,633	(15,133)
Funds payable to customers	63,164	59,309
Other liabilities	(498)	(566)
Interest received from investments	10,788	7,650
Net cash provided by operating activities	226,314	44,855
Cash flows from investing activities:
Purchase of investments	(2,186,528)	(1,559,095)
Proceeds from sale and maturity of investments	2,200,172	1,565,336
Payment for acquired businesses, net of cash acquired	—	(7,284)
Purchases of intangible assets	(74)	(49)
Advance for property and equipment	(8,351)	(4,963)
Changes in principal of loans receivable, net	(20,143)	—
Purchases of property and equipment	(26,147)	(32,590)
Net cash used in investing activities	(41,071)	(38,645)
Cash flows from financing activities:
Proceeds from loans payable and other financial liabilities	7,800	—
Payments on loans payable and other financing liabilities	(2,969)	(6,299)
Dividends paid	(13,247)	(11,172)
Net cash used in financing activities	(8,416)	(17,471)
Effect of exchange rate changes on cash and cash equivalents	(28,176)	(11,604)
Net increase (decrease) in cash and cash equivalents	148,651	(22,865)
Cash and cash equivalents, beginning of the period	$234,140	$166,881
Cash and cash equivalents, end of the period	$382,791	$144,016

Consolidated statements of income
(In thousands of U.S. dollars, except for share data)

	Six Months Ended June 30		Three Months Ended June 30,
	2017	2016	2017	2016
Net revenues	$590,455	$357,274	$316,529	$199,644
Cost of net revenues	(250,045)	(128,794)	(144,975)	(73,346)
Gross profit	340,410	228,480	171,554	126,298
Operating expenses:
Product and technology development	(60,639)	(46,157)	(30,338)	(24,216)
Sales and marketing	(123,786)	(68,020)	(76,856)	(35,337)
General and administrative	(59,808)	(37,910)	(31,498)	(20,841)
Impairment of Long-Lived Assets	(2,837)	(13,717)	(2,837)	(13,717)
Total operating expenses	(247,070)	(165,804)	(141,529)	(94,111)
Income from operations	93,340	62,676	30,025	32,187

Other income (expenses):
Interest income and other financial gains	22,820	15,300	10,663	8,049
Interest expense and other financial losses	(12,977)	(12,315)	(6,506)	(6,631)
Foreign currency losses	(21,097)	(240)	(21,760)	(5,387)
Net income before income tax expense	82,086	65,421	12,422	28,218

Income tax expense	(28,252)	(19,316)	(7,106)	(12,360)
Net income	$53,834	$46,105	$5,316	$15,858

	Six Months Ended June 30		Three Months Ended June 30,
	2017	2016	2017	2016
Basic EPS
Basic net income
Available to shareholders per common share	$1.22	$1.04	$0.12	$0.36
Weighted average of outstanding common shares	44,157,364	44,157,151	44,157,364	44,157,341
Diluted EPS
Diluted net income
Available to shareholders per common share	$1.22	$1.04	$0.12	$0.36
Weighted average of outstanding common shares	44,157,364	44,157,151	44,157,364	44,157,341

Cash Dividends declared (per share)	0.150	0.150	0.150	0.150

Financial results of reporting segments

	Three Months Ended June 30, 2017
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
	(In thousands)
Net revenues	$180,n	$87,992	$20,185	$14,181	$14,107	$316,529
Direct costs	(120,112)	(49,697)	(42,802)	(5,708)	(12,908)	(231,227)
Impairment of Long-lived Assets	-	-	-	(2,837)	-	(2,837)
Direct contribution	59,952	38,295	(22,617)	5,636	1,199	82,465

Operating expenses and indirect costs of net revenues						(52,440)
Income from operations						30,025

Other income (expenses):
Interest income and other financial gains						10,663
Interest expense and other financial losses						(6,506)
Foreign currency losses						(21,760)
Net income before income tax expense						$12,422

	Three Months Ended June 30, 2016
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total
	(In thousands)
Net revenues	$102,889	$67,701	$11,452	$7,461	$10,141	$199,644
Direct costs	(61,462)	(38,446)	(9,200)	(4,094)	(7,138)	(120,340)
Impairment of Long-lived Assets	-	-	-	(13,717)	-	(13,717)
Direct contribution	41,427	29,255	2,252	(10,350)	3,003	65,587

Operating expenses and indirect costs of net revenues						(33,400)
Income from operations						32,187

Other income (expenses):
Interest income and other financial gains						8,049
Interest expense and other financial losses						(6,631)
Foreign currency losses						(5,387)
Net income before income tax expense						$28,218

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we use free cash flows and foreign exchange (“FX”) neutral measures as non-GAAP measures.

These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures.

Reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures can be found in the tables included in this quarterly report.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance. Specifically, we believe that free cash flow provides useful information to both management and investors by excluding payments for the acquisition of property and equipment net of financial liabilities, of intangible assets and of acquired businesses net of cash acquired, that may not be indicative of our core operating results. In addition, we report free cash flows to investors because we believe that the inclusion of this measure provides consistency in our financial reporting.

Free cash flow represents cash from operating activities less payment and advances for the acquisition of property and equipment, intangible assets and acquired businesses net of cash acquired. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our operations after the purchases of property and equipment, of intangible assets and of acquired businesses net of cash acquired. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period.

The following table shows a reconciliation of Operating Cash Flows to Free Cash Flows:

	Six-month Periods Ended		Three-month Periods Ended
	June 30,		June 30,
(In millions)	2017	2016	2017	2016

Net Cash provided by Operating Activities	$226.3	$44.9	$121.6	$56.7
Payment for acquired business, net of cash acquired	-	(7.3)	-	(5.5)
Advance for property and equipment	(8.4)	(5.0)	(5.8)	(4.1)
Purchase of intangible assets	(0.1)	(0.0)	(0.1)	(0.0)
Purchase of property and equipment	(26.1)	(32.6)	(15.9)	(18.0)
Free cash flow	191.7	(0.0)	99.8	29.1

(*) The table above may not total due to rounding.

The Company believes that reconciliation of FX neutral measures to the most directly comparable GAAP measure provides investors an overall understanding of our current financial performance and its prospects for the future. Specifically, we believe these non-GAAP measures provide useful information to both management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2016 and applying them to the corresponding months in 2017, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for the three-month periods ended June 30, 2017:

	Three-months Periods Ended June 30, (*)
	As reported			FX Neutral Measures
(In millions, except percentages)	2017	2016	Percentage Change	2017	2016	Percentage Change
	(Unaudited)			(Unaudited)
Net revenues	$316.5	$199.6	58.5%	$328.8	$199.6	64.7%
Cost of net revenues	(145.0)	(73.3)	97.7%	(145.2)	(73.3)	98.0%
Gross profit	171.6	126.3	35.8%	183.6	126.3	45.3%

Operating expenses	(138.7)	(80.4)	72.5%	(144.4)	(80.4)	79.6%
Impairment of Long-Lived Assets	(2.8)	(13.7)	-79.3%	(2.8)	(13.7)	-79.3%
Total operating expenses	(141.5)	(94.1)	50.4%	(147.2)	(94.1)	56.4%
Income from operations	30.0	32.2	-6.7%	36.4	32.2	13.1%

(*) The table above may not total due to rounding.

Moreover, the Company presents adjusted net income before income tax, adjusted income tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share (the “Venezuela adjusted measures”) because it believes they provide useful information to both management and investors by excluding the foreign exchange loss attributable to the devaluation in Venezuela and the corresponding impairment of long-lived assets. The company believes that investors may use these non-GAAP Venezuela adjusted measures to analyze the financial performance without the impact of factors that may not be indicative of the ordinary course of our business. The Company reports Venezuela adjusted measures to investors because they provide consistency in the Company’s financial reporting and because they provide useful information to management and investors about what our corresponding GAAP measures would have been if the foreign exchange loss in Venezuela and the corresponding impairment of long-lived assets had not occurred. A limitation of the utility of Venezuela adjusted measures as measures of financial performance is that these measures do not represent the total foreign exchange effect in our Income Statement for the six and three-month periods ended June 30, 2017 and 2016:

	Six-months periods ended (*)		Three-months periods ended (*)
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income before income tax expense	$82.1	$65.4	$12.4	$28.2
Devaluation loss in Venezuela	22.9	7.2	22.0	4.9
Impairment of long-lived assets in Venezuela	2.8	13.7	2.8	13.7
Adjusted Net income before income tax expense	$107.8	$86.3	$37.2	$46.8
Income tax expense	$(28.3)	$(19.3)	$(7.1)	$(12.4)
Income tax effect on devaluation loss in Venezuela	(3.5)	(4.8)	(3.2)	(1.7)	(1)
Adjusted Income tax	$(31.8)	$(24.1)	$(10.3)	$(14.1)
Net Income	$53.8	$46.1	$5.3	$15.9
Devaluation loss in Venezuela	22.9	7.2	22.0	4.9
Impairment of long-lived assets in Venezuela	2.8	13.7	2.8	13.7
Income tax effect on devaluation loss in Venezuela	(3.5)	(4.8)	(3.2)	(1.7)	(1)
Adjusted Net Income	$76.1	$62.2	$26.9	$32.7
Weighted average of outstanding common shares	44,157,364	44,157,151	44,157,364	44,157,341
Adjusted Earnings per share	$1.72	$1.41	$0.61	$0.74
Adjusted Blended Tax Rate (2)	29.4%	27.9%	27.6%	30.1%

(*)  Stated in millions of U.S. dollars, except for share data. The table above may not total due to rounding.

(1)    Deferred income tax charge related to the Venezuela devaluation under local tax norms.

(2)      Adjusted Income and asset tax over Adjusted Net income before income / asset tax expense.

CONTACT:
MercadoLibre, Inc,
Investor Relations
investor@mercadolibre,com
http://investor,mercadolibre,com